EXHIBIT 3.9
# 245903
Posted By:
Checked By: JJ
ARTICLES OF INCORPORATION
OF
FORT PAYNE HOSPITAL CORPORATION
TO THE HONORABLE JUDGE OF PROBATE
OF MONTGOMERY COUNTY, ALABAMA
I, the undersigned Incorporator, for the purpose of forming a corporation pursuant to the provisions of the Alabama Business Corporation Act, do hereby certify as follows:
ARTICLE I
The name of the Corporation is: Fort Payne Hospital Corporation.
ARTICLE II
The period of its duration is perpetual.
ARTICLE III
The purposes for which the Corporation is organized are:
(a) To own, operate, manage, equip, service, establish, repair and maintain hospitals and other health care facilities of any and all kinds whatsoever.
(b) To do any and all of the things herein set out and such other things as are incidental or conducive to the attainment of the objects and purposes of the Corporation, and to do any and all such acts and things and to have and exercise any and all such powers to the full extent authorized or permitted to a corporation under any laws that may now or hereafter be applicable or available to this Corporation.
The foregoing clauses, and each phrase thereof, shall be construed, in their broadest sense, as purposes and powers of the Corporation in addition to those powers specifically conferred upon the Corporation by law, and it is hereby expressly provided that the foregoing specific enumeration of purposes and powers shall not be held to limit or restrict in any manner the powers of the Corporation otherwise granted by law.
ARTICLE IV
The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, One Cent ($0.01) par value. The Corporation’s $0.01 par common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.
ARTICLE V
The location and street address of the initial registered office of the Corporation, and the name of its initial registered agent at such address is as follows:

Name	Address

National Registered Agents, Inc.	150 South Perry Street
Montgomery, Alabama 36104
ARTICLE VI
The number of directors constituting the initial Board of Directors shall be three (3). Thereafter, the number of directors shall be fixed in the manner provided in the bylaws, and may be increased or decreased from time to time by amendment to, or in the manner provided in, the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. Election of the Directors need not be written ballot unless the bylaws of the corporation shall so provide. The names and addresses of the persons who are to serve as the initial directors until the first annual meeting of the shareholders and until their respective successors shall be elected and qualified are as follows:

Name	Address

David L. Miller	7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027

W. Larry Cash	7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027

Rachel A. Seifert	7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027
To the fullest extent permitted by Alabama law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 10-2B-8.33 of the Corporation Act or (iv) for any transaction from which the director derived any improper personal benefit. If the Corporation Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII
The name and address of the incorporator is as follows:

Name	Address

Robin J. Keck	7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027
ARTICLE VIII
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is a legal representative, or is or was a director or officer of the Corporation or is only serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Corporation Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Corporation Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

B. Rights of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Corporation Act.
E. Indemnity of Employees and Agents of the Corporation.. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Corporation Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE IX
The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors of the Corporation.
IN WITNESS WHEREOF, the undersigned Incorporator has signed these Articles of Incorporation on this 15th day of February, 2006.

/s/ Robin J. Keck
Robin J. Keck, Incorporator
Prepared by:
Robin J. Keck
Community Health Systems
7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027
CERTIFIED COPY
I hereby certify this document was filed in
Montgomery County, Alabama on 2/23/06 in
Book Corp 262
Page 617-621
/s/ Reese McKinney, Jr.
Judge of Probate

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